Exhibit. 99.2

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

BALLANTYNE DIVESTS LEGACY FILM

HANDLING EQUIPMENT SUBSIDIARY

- Sale Further Reduces Fixed Overhead in Legacy Business While

Providing Additional Capital for Digital Cinema Growth Opportunities -

OMAHA, Nebraska (December 11, 2007) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, digital cinema and specialty lighting equipment and services provider, today announced that it has completed the sale of substantially all of the assets and liabilities of its Design & Manufacturing, Inc. subsidiary to Brian Hendricks, the subsidiary’s General Manager.  Terms of the sale were not immediately disclosed, however, including closing costs, Ballantyne anticipates taking a charge of approximately $0.2 million in the fourth quarter to reflect the sale.

With approximately 45 employees, the Fisher, Illinois Design & Manufacturing subsidiary is engaged in the manufacturing and sale of traditional film handling equipment, including replacement parts, and also performs custom machining for other industries.  Following the sale, Ballantyne expects to source its film handling equipment and related replacement parts from Design & Manufacturing, Inc. based on an agreed-upon pricing arrangement.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “The divestiture of this subsidiary reflects the strategic repositioning of our business for the substantial growth opportunities we see for digital cinema projection equipment and services in the coming years.  The timing is opportune, as we have further reduced fixed overhead in our legacy film projection equipment business as we prepare for the accelerated rollout of digital cinema anticipated in 2008.  Brian Hendricks and his team have done an excellent job with the business over the past several years, and we look forward to working with them in our new role as a customer.  It’s really a win-win transaction for both sides.”

About Ballantyne:

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

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CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500
btn@jcir.com